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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                    For the quarter                For the nine months
                                                                   Ended September 30,             Ended September 30,
                                                                  2000            1999            2000             1999
                                                             -------------     -----------    ------------    -------------
                                                                               (In thousands, except share data)

Net Earnings                                                     $ 9,020          $ 7,204          $21,404          $30,266

Average common shares outstanding                                 11,922           13,689           12,245           13,679

Net earnings per share - basic                                   $  0.75          $  0.52          $  1.75          $  2.21

Average common share equivalents outstanding                      12,667           13,984           12,511           14,128

Net earnings per share - diluted                                 $  0.71          $  0.51          $  1.71          $  2.14